PRINCIPAL UNDERWRITING AGREEMENT

This Principal Underwriting Agreement (hereinafter this “Agreement”) is made and entered into as of this 1st day of October, 2024, by and between Wilton Reassurance Life Company of New York (“WRNY”) a life insurance company organized under the laws of the state of New York on its own and on behalf of each separate account (“Separate Accounts”) of WRNY set forth on Schedule A, as such Schedule may be amended from time to time and Wilton Re Distributors LLC (“Wilton Re Distributors”), a limited liability corporation organized under the laws of the state of Delaware (together referred to as the “Parties”).

WHEREAS, as of October 1, 2021, Wilton Reassurance Company entered into a stock purchase agreement with Allstate Life Insurance Company and certain affiliates for the acquisition of Allstate Life Insurance Company of New York (“ALNY”) and Intramerica Life Insurance Company (“Intramerica”) which included a closed block of variable life and variable annuity products, set forth on Schedule A (the “Products”), for which Allstate Distributors, LLC (“Allstate Distributors”) served as principal underwriter.

WHEREAS, on October 1, 2021, ALNY, Intramerica and Allstate Distributors entered into an Amendment to the Amended and Reinstated Principal Underwriting Agreement dated June 1, 2006 whereby Allstate Distributors was confirmed as principal underwriter for the Products;

WHEREAS, in connection with a series of acquisitions, Allstate Distributors became Everlake Distributors, LLC (“Everlake Distributors”);

WHEREAS on November 1, 2021, ALNY and Intramerica were merged into WRNY;

WHEREAS, WRNY now desires to appoint Wilton Re Distributors as principal underwriter of the Products to replace Everlake Distributors; and

WHEREAS, the Parties desire to formalize such relationship by entering into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants exchanged by the Parties in this Agreement, WRNY confirms its grant to Wilton Re Distributors of the right to be and Wilton Re Distributors agrees to serve as principal underwriter for the Contracts during the term of this Agreement and the Parties agree as follows:

ARTICLE I

WILTON RE DISTRIBUTORS’ DUTIES AND OBLIGATIONS

1.01 Wilton Re Distributors, a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) will serve as principal underwriter for the Products.

1.02 Wilton Re Distributors shall be duly registered or licensed or otherwise qualified under the insurance and securities laws of the states in which the Products were previously issued.

1.03 Wilton Re Distributors will serve a limited role whose principal purpose will be to provide a vehicle to collect and remit trail commissions for the Contracts pursuant to existing selling agreements. Wilton Re Distributors will not be arranging for the sale or distribution of new contracts and will not be contracting with new selling broker dealers to market or distribute any products.

1.04  Wilton Re Distributors will ensure that any information provided to WRNY for statements made in applicable registration statements, or any amendment or supplement thereto, conform in all material respects to the requirements of the Securities Act of 1933 (the “1933 Act”) and the rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder, and will not contain any untrue statement of a material fact or omit any material fact required to be stated therein.

1.05 Wilton Re Distributors shall be responsible for compliance with the requirements of state broker-dealer regulations and the 1934 Act as each applies to Wilton Re Distributors in connection with its duties as principal underwriter of the Products. Moreover, Wilton Re Distributors shall conduct its affairs in accordance with the Rules of Fair Practice of FINRA.

ARTICLE II

WRNY’S DUTIES AND OBLIGATIONS

2.01 WRNY is validly existing as a stock life insurance company in good standing under the laws of the State of New York and in each jurisdiction in which it does business.

2.02 Registration:

(a)	WRNY represents that it has registered each Separate Account as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”).

(b)

WRNY represents that registration statements for each of the Products have been filed with the SEC and that copies of any and all amendments thereto will be forwarded to Wilton Re Distributors. WRNY shall use its best efforts to assure that the Products are continuously registered under the 1933 Act and to file for approval under state insurance laws when necessary.

(c)

Each registration statement and any further amendments or supplements thereto will, when they became effective, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the SEC under such Act and will not knowingly contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein not misleading. WRNY agrees to advise Wilton Re Distributors immediately of: (1) any request by the SEC (i) for amendment of the registration statement or (ii) for additional information that WRNY determines is material to Wilton Re Distributors; (2) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and (3) the occurrence of any material event, if known by WRNY, that makes untrue any material statement made in the registration statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

2.03   Recordkeeping: WRNY will maintain and preserve books and records on behalf of and as agent for Wilton Re Distributors that Wilton Re Distributors is required to maintain in connection with the Products, and all books and records relating to confirmation of transactions in compliance with Rules 17a-3 and 17a-4 under the 1934 Act. WRNY agrees that all such books and records will remain the property of Wilton Re Distributors and will be subject to inspection by the SEC and FINRA in accordance with applicable law.

2.04 Trail Commissions: WRNY agrees to assume on behalf of Wilton Re Distributors responsibility for the processing and payment of trail commissions payable to authorized persons in connection with the prior sale of the Contracts. Such commissions will be processed and paid as directed by, and on behalf of, Wilton Re Distributors in accordance with the applicable selling agreements then in effect with such persons. WRNY will not exercise any discretion over the amount of the commissions, and such commissions paid by WRNY will be a purely clerical and ministerial function and will be properly reflected on the books and records maintained by WRNY on behalf of Wilton Re Distributors.

2.05 Rule 10b-10 Requirements: In accordance with Rule 10b-10 under the 1934 Act, WRNY, on behalf of Wilton Re Distributors, shall confirm to each owner of a Product the acceptance of payments and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information.

2.06 Preparation of Prospectus: WRNY shall furnish prospectuses with respect to the Products and distribute them on Wilton Re Distributors’ behalf. The prospectuses shall contain or will contain, all statements and information which are required to be stated therein by the 1933 Act and/or any state law or regulation and in all respects conform or will conform to the requirements thereof. Neither any prospectus, nor any supplement thereof, includes or will include, any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the foregoing representations shall not apply to information contained in or omitted from any prospectus or supplement in reliance upon, and in conformity with, written information furnished to WRNY by Wilton Re Distributors specifically for use in the preparation thereof. All expenses with furnishing prospectuses shall be the responsibility of WRNY and not Wilton Re Distributors. WRNY will provide to Wilton Re Distributors such number of copies of the current effective prospectuses as Wilton Re Distributors requests.

ARTICLE III

RECORDS

3.01 Notwithstanding the obligations in section 2.03 above, each party shall own, have custody of and keep its own general corporate records. Upon request, each party shall receive from the other party any of its records that are currently in the other party’s possession.

3.02 The Parties agree to keep all records required by federal and state securities laws and state insurance laws, to maintain the books, accounts and records so as to clearly and accurately disclose the precise nature and details of the transactions to assist one another in the timely preparation of records. WRNY shall furnish to Wilton Re Distributors any reports and information which Wilton Re Distributors may request for the purpose of satisfying its reporting and record keeping requirements under the federal and state securities laws or under the applicable rules of FINRA.

3.03  The Parties further agree that all records shall be subject to production and inspection at the request of any governmental or regulatory agency with jurisdiction over Wilton Re Distributors or WRNY.

ARTICLE IV

COMPENSATION

4.01 WRNY shall pay to Wilton Re Distributors a fee in an amount equal to all expenses, direct and indirect, reasonably and equitably determined by Wilton Re Distributors to be attributable to the underwriting services provided by Wilton Re Distributors to WRNY pursuant hereto, except to the extent that applicable law requires otherwise. Such expenses may include, but not be limited to, trail commissions on the closed block Products payable under selling agreements, costs of goods and services purchased from outside vendors, overhead and operating expenses and state and federal regulatory fees. Amounts shall be modified and adjusted where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Wilton Re Distributors. Within fifteen (15) days following each calendar quarter, Wilton Re Distributors will send a statement of its expenses for such quarterly period to WRNY. Payment of the apportioned expenses shall be made within sixty (60) days of receipt of the quarterly statement.

WRNY and Wilton Re Distributors are part of an intercompany cost sharing arrangement and services provided shall be recorded through intercompany accounts. Records supporting inter-company costs and expense charges paid by WRNY shall be maintained by WRNY and shall be available to Wilton Re Distributors upon request.

ARTICLE V

CONFIDENTIALITY AND INFORMATION SECURITY

5.01 The Parties each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws, as amended from time to time, and the rules and the regulations promulgated thereunder (collectively, the “Privacy Laws”). The Parties hereby agree (i) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by law in their ordinary course of business, (ii) to establish and maintain procedures reasonably designed to assure the security and privacy of all such information and (iii) to cooperate with each other and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to the Parties.

5.02 The Parties agree to develop, implement and maintain a comprehensive written information security program (the “Security Program”) that contains administrative, technical, and physical safeguards compliant with applicable federal and/or state laws designed to: (i) protect the confidentiality, integrity and availability of non-public personal information; (ii) protect against anticipated threats or hazards to the security, confidentiality, integrity and/or availability of non-public personal information; (iii) protect against any unauthorized access, disclosure or use of non-public personal information; (iv) address computer and network security; (v) address physical security; (vi) address business continuity and disaster recovery, (vii) address a security incident response program and (viii) provide for the secure destruction and disposal of non-public personal information.

5.03 The Parties shall notify the other within forty-eight (48) hours upon learning of an actual or potential security breach involving the unauthorized access to or acquisition of unencrypted electronics non-public personal information or paper copy of non-public personal information or where the potential exists that such information could be compromised.

ARTICLE VI

LEGAL AND REGULATORY ACTIONS

6.01  The Parties hereby agree to comply with all applicable laws and regulations intended to prevent, detect, and report money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (1) obtain, verify, and retain information with regard to customer identification and source of funds, and (2) to maintain records of all Separate Account transactions.

6.02 The Parties to this Agreement shall (to the extent consistent with applicable law) cooperate in providing information requested by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and/or regulation, each party shall notify the other party of any concerns that shall arise in connection with any Contract in the context of relevant anti-money laundering legislation/regulations. Each party to this Agreement shall hold harmless the other party for any actions that may arise for good faith attempts to comply with all applicable laws, rules and/or regulations of governmental agencies, law enforcement organizations and/or Self Regulatory Organizations.

ARTICLE VII

TERMINATION

7.01  This Agreement shall terminate at either party’s option, without penalty:

(a)	without cause, on not less than 180 days’ prior written notice to the other party;

(b)	upon the mutual written consent of the Parties;

(c)	upon written notice of one party to the other in the event of bankruptcy or insolvency of the party to which notice is given;

(d)

upon the suspension or revocation of any material license or permit held by a party by the appropriate governmental agency or authority; however, such termination shall extend only to the jurisdiction(s) where the party is prohibited from doing business; or

(e)	upon the finding by any regulatory body in a formal proceeding of material wrongdoing by a party regarding its duties under this Agreement.

7.02  If either party breaches this Agreement or is in default in the performance of any of its duties and obligations hereunder, the non-defaulting party may give written notice thereof to the defaulting party, and if such breach or default is not remedied within 60 days after such written notice is given, then the non-defaulting party may terminate this Agreement by giving 30 days’ prior written notice of such termination to the defaulting party.

7.03  The Parties agree to cooperate and give reasonable assistance to one another in effecting an orderly transition following termination.

ARTICLE VIII

INDEMNIFICATION

8.01 WRNY shall indemnify, defend, and hold harmless Wilton Re Distributors from and against all liabilities and expenses arising out of any claims, demands, proceedings, suits, or actions, and any reasonable attorney’s fees and costs in connection therewith, arising out of Wilton Re Distributors’ underwriting services pursuant to this Agreement; provided that WRNY shall not indemnify Wilton Re Distributors for any Legal Expenses arising out of any intentional, willful, or grossly negligent act or omission by Wilton Re Distributors, or its officers or employees.

8.02 Wilton Re Distributors shall indemnify, defend, and hold harmless WRNY from and against all liabilities and expenses, including any reasonable attorney’s fees and costs in connection therewith arising out of any intentional, bad faith, willful, grossly negligent, fraudulent or unauthorized acts or omissions by Wilton Re Distributors, its employees or principals in the performance of the services hereunder including but not limited to any oral or written misrepresentations.

ARTICLE IX

GENERAL PROVISIONS

9.01  This Agreement shall be subject to the laws of the State of New York.

9.02  This Agreement, along with any schedules attached hereto and incorporated herein by reference, may be amended from time to time by mutual agreement and consent of the undersigned Parties.

9.03  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.04 This Agreement may be executed in any number of counterparts which together shall constitute the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

WILTON REASSURANCE LIFE COMPANY OF NEW YORK

___/s/ Enrico Treglia__________________________________

Name: Enrico Treglia

Title: SVP, Group Chief Operating Officer

WILTON RE DISTRIBUTORS LLC

_____/s/ Barb Scoles______________________________________________

Name: Barbara Scoles

Title: CEO

SCHEDULE A

Product Name	Separate Account Name
New Consultant Accumulator	Wilton Reassurance Life Co of New York Variable Life Separate Account A
New Consultant Protector
New TotalAccumulator
New FutureVest
Wilton Reassurance Life Co of New York Separate Account A
SelectDirections Custom Portfolio AIM Lifetime Plus AIM Lifetime Plus II

Allstate RetirementAccess Variable Annuity Series

Provider Ultra Variable Annuity

AIM Lifetime Enhanced Choice VA

The Scudder Horizon Advantage VA

Allstate Variable Annuity

Allstate Variable Annuity II

Allstate Variable Annuity 3

Allstate Variable Annuity 3 AssetManager

Preferred Client Variable Annuity

AIM Lifetime America Classic

AIM Lifetime America Regal

AIM Lifetime America Freedom

Allstate Advisor Variable Annuity

Allstate Advisor Plus

Allstate Advisor Preferred

Allstate Variable Annuity – B Share

Allstate Variable Annuity – L share

Putnam Allstate Advisor

Putnam Allstate Advisor Plus

Putnam Allstate Advisor Preferred

Morgan Stanley Variable Annuity

Morgan Stanley Plus Variable Annuity

Morgan Stanley Preferred Variable Annuity

New The Scudder Horizon Plan Variable Annuity	Wilton Reassurance Life Co of New York Variable Annuity Account

Market Value Adjustment Contract	N/A